EXHIBIT 10.35

PURCHASE AGREEMENT

[Broadway in Chicago, LLC]

THIS PURCHASE AGREEMENT (this “Agreement”) is executed and entered into effective as of November 8, 2007 by and among (i) LIVE NATION WORLDWIDE, INC. (“Live Nation”), a Delaware corporation, (ii) LAURENCE CHICAGO, LLC (“LLC Purchaser”), an Illinois limited liability company, and (iii) LAURENCE CHICAGO VENTURES, LLC (“Corporate Purchaser” and, together with the LLC Purchaser, collectively called the “Purchasers”), an Illinois corporation.

RECITALS

A. Live Nation Theatrical Group, Inc. (f/k/a PACE Theatrical Group, Inc.) (“LNTG”) and Nederlander Palace Acquisition, LLC (“NPA”) are the sole members of Palace Operating, LLC (“Palace”), an Illinois limited liability company that is governed by that certain Operating Agreement (“Palace Operating Agreement”) dated June 19, 2000 and entered into by and between LNTG and NPA.

B. SFX Theatrical Group, Inc. (“SFXTG”), Windy City Broadway, LLC (“Windy” and together with NPA, sometimes herein called the “Remaining Partners”) and Palace are the sole members of Broadway in Chicago, LLC (“BIC”), an Illinois limited liability company that is governed by that certain Operating Agreement (“BIC Operating Agreement”) dated July 1, 2000 and entered into by and among SFXTG, Windy and Palace.

C. Chicago Theater Company (“CTC”) (i) owns fee simple title to the Ford Center for the Performing Arts – Oriental Theater located in Chicago, Illinois free and clear of any and all mortgages, pledges, security interests or other liens and (ii) has previously licensed to BIC the right to operate and exploit the Ford Center for the Performing Arts – Oriental Theater.

D. TCN Theater Group, Inc. (“TCN”), a Delaware corporation, owns all of the issued and outstanding shares of capital stock in CTC.

E. SFXTG, LNTG and TCN (i) are each direct wholly-owned subsidiaries of Live Nation and (ii) shall be sometimes herein collectively referred to as the “LN Target Companies”.

F. Upon the terms and subject to the conditions hereinafter set forth, (i) Live Nation will cause SFXTG to sell to the LLC Purchaser, and the LLC Purchaser will purchase from SFXTG, all of SFXTG’s membership interest in BIC, (ii) Live Nation will cause LNTG to sell to the LLC Purchaser, and the LLC Purchaser will purchase from LNTG, all of LNTG’s membership interest in Palace and (iii) Live Nation will cause TCN to sell to the Corporate Purchaser, and the Corporate Purchaser will purchase from TCN, all of the issued and outstanding shares of capital stock in CTC (all of the foregoing membership interests and shares of capital stock being herein collectively called the “LN Chicago Interests”).

AGREEMENT

NOW THEREFORE, for and in consideration of $10.00 and other good and valuable consideration and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement do hereby agree as follows:

1. Certain Introductory Matters.

(a) General Representations. Each party hereto represents and warrants to the other parties as follows:

(i) Recitals. The Recitals are true and correct to the extent that such recitals relate to or describe such party or such party’s Affiliates.

(ii) Organization and Related Matters. Such party (i) is duly organized, validly existing and in good standing under the laws of the applicable state and/or country in which it is organized, (ii) has all necessary power and authority to carry on its business as now being conducted, and (iii) has the necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

(iii) Authorization. The execution, delivery and performance of this Agreement and any related agreements by such party has been duly and validly authorized by all necessary action on the part of such party. This Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

(iv) No Conflicts. The execution, delivery and performance of this Agreement and any related agreements by such party does not or, if to be delivered after the date hereof, will not as of the date of such delivery violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise), or require a consent approval from a third party or filing or notification to a third party, under (a) the charter documents of such party, (b) any law to which such party is subject or (c) any contract to which such party is a party that is material to the condition, results of operations or conduct of the business of such party.

(v) Legal Proceedings. There is no order or action pending or, to the knowledge of such party, threatened against or affecting such party or any of its subsidiaries that individually or when aggregated with one or more other actions has or might reasonably be expected to have a material adverse effect on such party’s ability to perform this Agreement or any other aspect of the transactions described herein.

(vi) Title. Such party has good and marketable title to all of the rights it is agreeing to transfer hereunder, free and clear of all liens and security interests (other than those that will be released at closing), and, at the closing, such party will deliver such rights to the other party free and clear of liens and security interests.

(b) HSR Act. The transactions contemplated by this Agreement are exempt from the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder for the reasons reflected in the analysis attached hereto as Exhibit “B” (the “HSR Analysis”). The Purchasers, jointly and severally, represent and warrant to Live Nation that all of the underlying facts and information, including the information related to the ownership of the Remaining Partners and the Purchasers, contained in the HSR Analysis are true and correct.

(c) Definition of Affiliate. As used in this Agreement, the term “Affiliate” shall mean, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person. The term “person” used in the immediately preceding sentence shall refer to any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.

2. Closing; Purchase and Sale. The Closing of the transaction contemplated by this Agreement (the “Closing”) shall be held at the offices of Gardere Wynne Sewell LLP, 1000 Louisiana, Suite 3400, Houston, Texas 77002-5011 at 9:00 a.m. central time on December 17, 2007 or such other date as may be mutually agreed upon by the Purchasers and Live Nation (the day on which the Closing takes place being herein referred to as the “Closing Date”). At the Closing, Live Nation will cause the LN Target Companies to sell to the Purchasers, and the Purchasers shall purchase from the LN Target Companies, all of the LN Chicago Interests, free and clear of all encumbrances, as more fully set forth herein.

3. Purchase Price.

(a) The Purchasers will pay to Live Nation, at the Closing, a cash payment (the “Purchase Price”) in an amount equal to the sum of (i) US $60,000,000 and (ii) fifty percent (50%) of the amount of BIC’s Excess Cash (herein defined), payable by wire transfer of immediately available funds to an account designated in writing by Live Nation in advance of the execution of this Agreement.

(b) As used herein, “BIC’s Excess Cash” shall mean the sum of (i) all undistributed cash flow of BIC through the Closing Date and (ii) the amount of undistributed working capital held by BIC as of the Closing Date, which is typically in the amount of approximately $200,000. The foregoing amounts shall be calculated using the same methodology that is used in calculating the monthly distributions made by BIC to its members.

(c) Prior to the Closing, the Purchasers will cause BIC’s staff to prepare, in good faith, and deliver to Live Nation, a statement (“Estimated Cash Flow Statement”) containing the best estimate of the amount of the undistributed cash flow of BIC through the Closing Date (the “Tentative Amount”), using the same methodology that is used in calculating the monthly distributions made by BIC to its members. At the Closing, the Tentative Amount shall be used for purposes of determining the amount of BIC’s Excess Cash and the resulting calculation of the amount of the Purchase Price. Live Nation shall have the right to challenge the Tentative Amount by providing notice (“Challenge Notice”) to the Purchasers within 30 days following the Closing Date. If Live Nation does not provide a Challenge Notice within such 30 day period, then the Tentative Amount shall be final and no subsequent adjustments to the Purchase Price will be made. If Live Nation should provide a Challenge Notice to the Purchasers within 30 days following the Closing Date, then the actual amount of undistributed cash flow through the Closing Date (“Undistributed Cash Amount”) shall be determined as follows:

(i) During the 30 day period (“Review Period”) following delivery of a timely given Challenge Notice, Live Nation and its representatives, upon advance request, will be provided with reasonable access to BIC’s books and records for purposes of allowing Live Nation to evaluate and verify the Undistributed Cash Amount. Throughout the Review Period, the parties will cooperate with one another in attempting to reach mutual agreement regarding the Undistributed Cash Amount.

(ii) If the parties are unable to reach mutual agreement with respect to the Undistributed Cash Amount, then Live Nation may, by written notice to the Purchasers after the Review Period, require that the calculation of the Undistributed Cash Amount be finally determined by an independent certified public accounting firm mutually selected by the Purchasers and Live Nation (the “Accounting Reviewer”), using the same methodology that is used in calculating the monthly distributions made by BIC to its members. The Accounting Reviewer will, within 30 days after being engaged for such purpose, review the disputed items and make a final determination of the Undistributed Cash Amount which determination (i) will be evidenced by the Accounting Reviewer’s submission to both Live Nation and the Purchasers of a written report evidencing and supporting in reasonable detail such determination and (ii) will be final, binding and conclusive as to the parties for purposes of determining the Undistributed Cash Amount hereunder and shall not be subject to further appeal, challenge or alternate dispute resolution or remedy of any party hereto. All fees and expenses charged by the Accounting Reviewer shall be paid one-half by Live Nation and one-half by the Purchasers.

If the Undistributed Cash Amount, as determined by the Accounting Reviewer or by mutual agreement between the parties, is more or less than the Tentative Amount, then the amount of the Purchase Price shall be adjusted accordingly, and either Live Nation or the Purchasers, as appropriate, will be required to make an adjusting payment to the other as necessary to correct the amount of the Purchase Price that should have been paid at Closing as if the finally determined Undistributed Cash Amount had been used to calculate the amount of the Purchase Price at the Closing.

(d) Upon execution of this Agreement, the Purchasers have (i) provided to Live Nation a true, correct and complete copy of all agreements, letters and other documents that evidence commitments for the debt and financing that will be utilized by the Purchasers to fund the Purchase Price and (ii) available to them sufficient committed funds to purchase the LN Chicago Interests in accordance with the terms of this Agreement and to pay all related fees and expenses. The right of the Purchasers to receive such committed funds is not subject to any material condition other than the satisfaction of the conditions set forth in Section 6 hereof.

4. Closing Deliveries. In order to close the transaction contemplated herein, the parties shall do the following at the Closing:

(a) Closing Documents.

(i) Live Nation shall cause LNTG to execute and deliver to the LLC Purchaser an Assignment of Membership Interest in Palace Operating LLC in the form attached as Exhibit A-1, and the LLC Purchaser shall execute and deliver to Live Nation such Assignment of Membership Interest in Palace Operating LLC.

(ii) Live Nation shall cause SFXTG to execute and deliver to the LLC Purchaser an Assignment of Membership Interest in Broadway in Chicago LLC in the form attached as Exhibit A-2, and the LLC Purchaser shall execute (and cause its designee to execute) and deliver to Live Nation such Assignment of Membership Interest in Broadway in Chicago LLC.

(iii) Live Nation will cause TCN to execute and deliver to the Corporate Purchaser an Assignment of Stock in Chicago Theater Company in the form attached hereto as Exhibit A-3 and to further deliver to the Corporate Purchaser the certificate evidencing the shares of stock in CTC as required by the terms of such Assignment of Stock, and the Corporate Purchaser shall execute and deliver to Live Nation such Assignment of Stock in Chicago Theater Company.

(iv) Live Nation will provide to the Purchasers a fully signed copy of an instrument of release in which (i) Live Nation, on behalf of itself and all of its Affiliates, releases CTC from any and all liabilities and obligations owed to Live Nation or any of its Affiliates, including any intra-company accounts, notes and payables and (ii) CTC releases Live Nation and all of its Affiliates from any and all liabilities and obligations owed to CTC, including any intra-company accounts, notes or payables.

(v) Live Nation will cause the members of BIC’s Management Committee that were appointed by SFXTG to sign instruments of resignation in which such individuals resign from their respective position as a member of BIC’s Management Committee and shall deliver originally signed counterparts thereof to the Purchasers.

(vi) Live Nation will cause any officers of Palace who are employed by Live Nation or any of its Affiliates to sign instruments of resignation in which such individuals resign from their respective position as an officer of Palace and shall deliver originally signed counterparts thereof to the Purchasers.

(vii) Live Nation will cause all of the officers and directors of CTC to sign instruments of resignation in which such individuals resign from their respective position as an officer and/or director of CTC and shall deliver originally signed counterparts thereof to the Purchasers.

(b) Delivery of Purchase Price. The Purchasers shall pay and deliver the Purchase Price to Live Nation by wire transfer in accordance with wiring instructions provided by Live Nation to the Purchasers prior to Closing.

(c) Mutual Release. Live Nation will execute and deliver to the Remaining Partners, and the Purchasers will cause the Remaining Partners and BIC to execute and deliver to Live Nation, originally executed counterparts of a Mutual Release in the form attached hereto as Exhibit A-4.

5. Confidentiality of this Agreement.

(a) Without the prior written consent of Live Nation, except as required by law (such requirement to be confirmed by a written legal opinion of counsel reasonably acceptable to Live Nation and addressed to Live Nation) or as specifically permitted pursuant to Section 5(b), the Purchasers will not disclose to any person, firm or corporation the financial terms of this Agreement (“Confidential Information”).

(b) The Purchasers may disclose the Confidential Information only as follows:

(i) to directors, officers, employees, legal and business advisors of the Purchasers (the foregoing being referred to collectively as the Purchasers’ “Representatives”) who (A) are directly involved in the efforts to finance the purchase of the LN Chicago Interests, (B) are required by written agreement, or pursuant to the nature of the relationship with the Purchasers, to maintain the Confidential Information in accordance with this Agreement; and (C) have a specific need to know such information; and

(ii) to individual employees of proposed lenders of the Purchasers (“Proposed Lenders”) who (A) are directly involved in the consideration of a proposed lending transaction for the funding of the purchase of the LN Chicago Interests, (B) have signed and delivered to the Purchasers a written agreement adopting the confidentiality obligations herein; (C) have a specific need to know such information and (D) have been identified in advance to, and reasonably approved by, Live Nation.

The Purchasers shall be responsible to Live Nation for any breach of this Agreement by any of its Representatives or Proposed Lenders that receive any of the Confidential Information pursuant to this Section 5(b).

(c) Notwithstanding the foregoing, it is understood and agreed that Live Nation will have the right to disclose the terms and existence of this Agreement as follows without violating any express or implied duty or obligation to the contrary:

(i) pursuant to disclosures made to any persons selected by Live Nation that have a specific need to know such information; and

(ii) pursuant to any public disclosure or filing, including public filings with the Securities Exchange Commission, filings with the New York Stock Exchange or any publicly disseminated press release.

If any information is disclosed by Live Nation in writing to third parties, the Purchasers shall be released from their confidentiality obligations under this Section 5 to the extent of that information so disclosed.

6. Conditions to Closing.

(a) The obligation of Live Nation to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction (or waiver by Live Nation), at or prior to the Closing, of each of the following conditions:

(i) The representations and warranties of the Purchasers contained in this Agreement and to be contained in the Assignments attached hereto as Exhibits A-1, A-2, A-3 and A-4 shall be true and correct in all material respects as of the Closing Date, in each case as if made as of the Closing Date.

(ii) The covenants and agreements contained in this Agreement to be complied with by the Purchasers at or before the Closing shall have been complied with in all material respects.

(iii) Live Nation shall have received a certificate from each of the Purchasers signed by an executive officer of such Purchaser confirming that the conditions described in Section 6(a)(i) and (ii) have been satisfied with respect to such Purchaser.

(b) The obligation of the Purchasers to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Purchasers), at or prior to the Closing, of each of the following conditions:

(i) The representations and warranties of Live Nation and the LN Target Companies contained in this Agreement and to be contained in Exhibits A-1, A-2, A-3 and A-4 shall be true and correct in all material respects as of the Closing Date, in each case as if made as of the Closing Date.

(ii) The covenants and agreements contained in this Agreement to be complied with by Live Nation at or before the Closing shall have been complied with in all material respects.

(iii) The Purchasers shall have received a certificate from Live Nation signed by an executive officer thereof confirming that the conditions described in Section 6(b)(i) and (ii) have been satisfied.

7. Termination and Waiver. This Agreement may be terminated prior to the Closing in accordance with the following provisions:

(a) Live Nation or the Purchasers, upon notice to the other, may terminate this Agreement at any time after the date specified for Closing pursuant to the provisions of Section 2 hereof if the Closing shall not have occurred on or before such date; provided, however, that the right to terminate this Agreement under this Section 7(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(b) Live Nation or the Purchasers, if not then in material breach or default under this Agreement, may terminate this Agreement upon notice to the non-terminating party, upon a material breach or default by the non-terminating party that is not cured within thirty (30) days after receipt by the non-terminating party of written notice from the terminating party specifying with particularity such breach or default.

(c) Live Nation and the Purchasers may terminate this Agreement by mutual written consent.

If this Agreement should be terminated as provided in this Section 7, then this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of either party except that nothing herein shall relieve either party from liability for any breach of this Agreement.

8. Remedies for Default. If either party fails to perform, or tender performance, of its obligations under this Agreement, then the non-defaulting party may, in addition to any other rights or remedies available at law or in equity, elect to pursue any one or more of the following rights or remedies:

(a) terminate the non-defaulting party’s right to close on the sale and purchase of the LN Chicago Interests;

(b) pursue an action for actual damages for the defaulting party’s failure to close on the sale and purchase of the LN Chicago Interests; and

(c) if Live Nation is the defaulting party, the Purchasers may pursue an action for specific performance of the defaulting party’s obligations hereunder.

9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service or by telecopy to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

(a)	if to Live Nation:

Live Nation Worldwide, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
Attention: Ms. Lee Ann Gliha
Facsimile: (310) 867-7158

with a copy to:

Live Nation Worldwide, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
Attention: Mr. Michael Rowles
Facsimile: (310) 867-7158

(b)	if to the Purchasers:

Laurence Chicago, LLC and Laurence Chicago Ventures, LLC
1450 Broadway, 6th Floor
New York, NY 10018
Facsimile: 212-840-3326
Attention: James L. Nederlander

with a copy to:

DLA Piper US LLP
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601-1293
Facsimile: 312-630-5379
Attention: George T. Plumb

and another copy to:

Law Offices of David Malkin, P.C.
950 3rd Avenue, 32nd Floor
New York, NY 10022
Facsimile: 212-644-0491
Attention: David Malkin

10. Purchase Price Allocation. The Purchasers and Live Nation agree that the Purchase Price shall be allocated among the LN Chicago Interests as follows: (i) 40% to the stock in CTC, (ii) 40% to SFXTG’s membership interest in BIC and (iii) 20% to LNTG’s membership interest in Palace. Each party hereto agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation that differs from the foregoing allocation of the Purchase Price.

11. Right to Distribute LN Chicago Interests. Reference is made to the fact that Live Nation is currently in the process of arranging for the sale (the “Theatrical Division Sale”) of all of the issued and outstanding capital stock in each of the LN Target Companies to a third party purchaser. If the Theatrical Division Sale is to be consummated prior to the consummation of the transactions contemplated by this Agreement, then Live Nation will need to cause the LN Chicago Interests to be distributed by the LN Target Companies to Live Nation prior to the consummation of the Theatrical Division Sale. Accordingly, the Purchasers represent and warrant to Live Nation that the Remaining Partners have consented and agreed (and the Purchasers will cause the Remaining Partners to execute and deliver to Live Nation, upon Live Nation’s request, a letter confirming that the Remaining Partners have consented and agreed) to the following matters:

(a) SFXTG may distribute, assign and transfer to Live Nation all of SFXTG’s membership interest in BIC without regard to any restrictions or prohibitions on the transfer or assignment of such membership interest contained in the BIC Operating Agreement or otherwise. If SFXTG should so distribute, assign and transfer its membership interest in BIC to Live Nation, then Live Nation will be admitted to and become a member of BIC in the same manner and to the same extent as SFXTG currently serves as a member of BIC with all rights, interests and benefits appurtenant thereto without any loss or diminution in such rights, interests and benefits and without any further action required by the parties hereto.

(b) LNTG may distribute, assign and transfer to Live Nation all of LNTG’s membership interest in Palace without regard to any restrictions or prohibitions on the transfer or assignment of such membership interest contained in the Palace Operating Agreement or otherwise. If LNTG should so distribute, assign and transfer its membership interest in Palace to Live Nation, then Live Nation will be admitted to and become a member of Palace in the same manner and to the same extent as LNTG currently serves as a member of Palace with all rights, interests and benefits appurtenant thereto without any loss or diminution in such rights, interests and benefits and without any further action required by the parties hereto.

(c) TCN may distribute, assign and transfer to Live Nation all of the issued and outstanding shares of capital stock in CTC without regard to any restrictions or prohibitions on the transfer or assignment of such shares of stock in CTC.

If the LN Chicago Interests should be distributed, assigned and transferred to Live Nation pursuant to, and as authorized by, the foregoing provisions prior to the Closing, then Live Nation will be obligated to sign and deliver at Closing the assignment documents specified in Section 4(a) hereof in lieu of causing the LN Target Companies to execute such assignment documents.

12. Transition Services for Financial Accounting Matters. Subject to the terms and conditions set forth in this Section 12, Live Nation will provide, or will cause to be provided to BIC, the following rights, licenses and services (collectively, the “Services”) from the Closing Date and continuing through and until 270 days following the Closing Date (the “Transition Services Period”):

(a) Live Nation will continue to provide access and support to BIC as a general ledger company on Live Nation’s Financial Accounting System (the “Oracle Software System”) to enable BIC to continue to process accounting records and create financial statements on a monthly basis. Live Nation will only be required to provide use of, and support for, the Oracle Software System during the Transition Services Period, and Live Nation is not hereby transferring any ownership interest in the Oracle Software System.

(b) Live Nation will continue to host, in a manner consistent with current practices, BIC’s financial accounting data and information on Live Nation’s computer servers throughout the Transition Services Period. All information on Live Nation’s computer servers will be afforded the same degree of security and confidentiality that Live Nation provides to its own financial accounting data and information and will not be intentionally disclosed to third parties or used by Live Nation for any purposes.

(c) The Purchasers will not be required to pay any fee to Live Nation for the Services to be provided hereunder. However, in connection with performance of the Services, Live Nation may be required to make certain payments for the benefit of, and on behalf of, BIC and will incur out-of-pocket costs and expenses to the extent necessary (collectively, the “Other Costs”), which the Purchasers will cause BIC to reimburse to Live Nation; provided, however, no Other Costs will be incurred by Live Nation without prior notice to, and approval of, BIC. Live Nation will deliver an invoice to BIC on a monthly basis (or at such other frequency as Live Nation may determine) in arrears for any Other Costs that are incurred with prior notice to, and approval of, BIC. The Purchasers will cause BIC to pay the amount of such invoice to Live Nation in U.S. dollars within 30 days of the date of such invoice.

(d) In no event shall the scope of any category of Service required to be provided hereunder exceed the scope of such category of Service that has been provided by the Live Nation to BIC prior to the Closing in the ordinary course of business. Nothing in this Agreement will require that any Service be provided other than for use in, or in connection with the business of BIC as is conducted on the Closing.

(e) This Agreement will not assign any rights to any intellectual property between the parties, other than as specifically set forth herein. Any upgrades, updates or other modifications to any software or other electronic content made available or delivered to BIC pursuant to this Agreement will be deemed to be the property of the Live Nation and merely licensed to the BIC through the end of the Transition Services Period.

(f) THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES WITH RESPECT TO THE SERVICES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES REGARDING THE SERVICES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

(g) Notwithstanding anything herein to the contrary, none of Live Nation or any of its respective Affiliates, directors, officers or employees (each, a “LN Party”), will have any liability in contract, tort or otherwise, including for any such party’s ordinary or contributory negligence, to the Purchasers or BIC for or in connection with (i) any Services rendered or to be rendered by any LN Party pursuant to this Agreement, (ii) any LN Party’s actions or inactions in connection with any such Services; provided, however, that such limitation on liability will not extend to or otherwise limit any liabilities that have resulted directly from such LN Party’s (i) gross negligence or willful misconduct or (ii) violation of applicable law. In no event shall the aggregate liability of Live Nation under or relating to the provision of the Services pursuant to this Section 12 exceed an amount equal to the aggregate amount of fees and costs paid by BIC or the Purchasers to Live Nation for the Services provided pursuant to this Section 12.

(h) Notwithstanding any other provision contained in this Agreement, the Purchasers agree on their own behalf, and on behalf of BIC, that Live Nation and its Affiliates will not be liable to the Purchasers or BIC, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of the Purchasers or BIC, including, without limitation, loss of data, loss of profits, interest or revenue, or use or interruption of business, arising from any claim relating to breach of this Section 12 or otherwise relating to any of the Services provided pursuant to this Section 12.

(i) Live Nation represents and warrants that it has the necessary legal rights and authority to grant, provide and deliver all of the Services on and in accordance with the provisions of this Section 12 throughout the Transition Services Period.

13. Live Nation’s Post-Closing Non-Compete Covenant. On and subject to the terms hereof, Live Nation and its Affiliates will not, for a period of five years after the Closing Date, own or otherwise control any of the legitimate theaters in the greater Chicago area listed on Schedule 13 hereto (“Applicable Chicago Theaters”).

(a) Certain Exceptions. Notwithstanding the foregoing, the purchase or other acquisition of an Applicable Chicago Theater by Live Nation or any of its Affiliates shall not be a violation of the covenant contained in this Section 13 if one of the following conditions apply:

(i) the use of such Applicable Chicago Theater is changed as soon as commercially reasonable after completion of such purchase or other acquisition such that the presentation of Theatrical Shows becomes Incidental (as hereinafter defined), with the understanding that, for purposes of determining whether the use of such Applicable Chicago Theater is being changed as soon as commercially reasonable, it will be commercially reasonable to fulfill and honor any existing contractual arrangement for the presentation of Theatrical Shows at such Applicable Chicago Theater that are in place at the time of the purchase or other acquisition thereof but it will not be commercially reasonable to extend, renew or replace (other than any extension effected pursuant to the exercise of a unilateral option held by the other party pursuant to the terms of such existing contractual arrangement) any such existing contractual arrangement for the presentation of Theatrical Shows at such Applicable Chicago Theater after the purchase or other acquisition thereof; or

(ii) no subscription series of Theatrical Shows are operated in such Applicable Chicago Theater other than a subscription series operated by a third party unrelated to Live Nation but then only if BIC is offered a right to bid to provide any such subscription series for Theatrical Shows in such Applicable Chicago Theater (except that if there is a pre-existing contract related to any subscription series for Theatrical Shows at such Applicable Chicago Theater, then such right to bid will only apply after expiration of such pre-existing contract).

(b) Management Exception. The covenant contained in this Section 13 shall not be violated as a result of Live Nation or any of its Affiliates acquiring the right to manage an Applicable Chicago Theater; provided, if such right to manage includes the right to control the content to be presented in such Applicable Chicago Theater, then clause (a) will apply in lieu of this clause (b) in the same manner as if such Applicable Chicago Theater had been acquired by Live Nation or its Affiliates.

(c) Definition. As used herein, (i) the meaning of the term “Incidental” shall mean, with respect to any Applicable Chicago Theater, that there are less than eight (8) weeks of Theatrical Shows presented per year in such Applicable Chicago Theater and (ii) the term “Theatrical Show” shall mean a live entertainment event featuring a professional (equity or non-equity) Broadway-type dramatic and/or dramatic-musical attraction, with or without a story line, of the type presented on Broadway, Off-Broadway or West End.

(d) Clarifying Exemption Related to Non-Theatrical Shows. Notwithstanding anything herein to the contrary, Live Nation and its Affiliates may book, promote, produce, sponsor and/or present any non-Theatrical Shows (including without limitation any concerts, comedy or other entertainment event) in any venue any where in the world without violating the provisions of this Section 13.

(e) Right to Invest in Other Persons. Notwithstanding the above, Live Nation and its Affiliates may make investments in other Persons (regardless of the type of business that such Person may operate) without violating the covenants and restrictions contained in this Section 13, provided such investment does not represent a controlling ownership interest in such Person or otherwise give veto power to Live Nation and/or its Affiliates with respect to the operations or booking of any Applicable Chicago Theater that is managed, owned or operated by such Person.

(f) Presentation Rights in Chicago. If Live Nation or any of its Affiliates should, at any time during the five year period after the Closing Date, control, directly or indirectly, the presentation rights for any Theatrical Show that it proposes to present in any venue in Chicago that is not owned or controlled by Live Nation or one of its Affiliates (a “Third Party Venue”), then Live Nation will give BIC the right to make the first offer to present such Theatrical Show in one of BIC’s theaters. If BIC provides a good faith offer to present such Theatrical Show in one of its theaters (“First Offer”) within five (5) days after written notice from Live Nation requesting an offer for the presentation of such Theatrical Show, then the following provisions shall apply:

(i) Live Nation shall consider the terms of the First Offer and shall have the right, in its absolute and sole discretion, to (x) accept the First Offer, (y) reject the First Offer or (z) enter into discussions and negotiations with the BIC in and effort to reach agreement to reach mutually acceptable terms for the presentation of such Theatrical Show in one of BIC’s theaters.

(ii) If Live Nation does not accept the First Offer, then Live Nation will not present, or permit the presentation of, such Theatrical Show in a Third Party Venue in Chicago without first providing a written offer (“Matching Offer”) to BIC offering to present such Theatrical Show at one of BIC’s theaters upon the same terms (taking into account the value of any non-cash considerations), on the same dates (or other mutually acceptable dates) and with the same production accommodations as have been offered by such Third Party Venue. If BIC does not accept the Matching Offer within twenty-four hours following the receipt thereof, then Live Nation may, at any time thereafter, make arrangements for the presentation of such Theatrical Show in such Third Party Venue on the terms set forth in the Matching Offer with no further obligations to BIC pursuant to this Agreement in respect of the presentation of such Theatrical Show in Chicago.

(g) Affiliate. The provisions of this Section 13 shall apply to each Person that is an Affiliate of Live Nation only for so long as such Person remains an Affiliate of Live Nation.

(h) Acknowledgements. Live Nation represents, acknowledges and agrees that the provisions of this Section 13 are material provisions of this Agreement and that Purchasers would not have entered into this Agreement but for these provisions. The parties agree and acknowledge that the breach of the covenants contained in this Section 13 will cause irreparable damage to the Purchasers, and upon breach of any covenant contained in this Section 13, the Purchasers shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies that the Purchasers may have (including, without limitation, the right to seek monetary damages). The parties hereto agree that the restrictions contained in this Section 13 are reasonable in scope and duration and are necessary to protect the business interests being acquired pursuant to this Agreement. If any provision of this Section 13 as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to the choice of law doctrine of Illinois. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT.

15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

16. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered by another party pursuant hereto or (c) waive compliance with any of the agreements or conditions of another party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

17. Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments reflects a negotiated outcome and as such shall be construed as though the parties participated equally in the drafting of the same. Any rule of construction providing that a document or provision be construed against the drafting party shall not be applicable to this Agreement or such other documents and instruments.

18. Time of the Essence. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement. The parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to enter into this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall have the same force and effect as “ink” signatures.

20. Guaranty of the Obligations of Purchasers. James L. Nederlander, an Affiliate of the Purchasers, unconditionally and irrevocably guarantees to Live Nation the full, complete and timely performance, fulfillment, payment and discharge of the Purchasers’ obligations to close the transactions contemplated pursuant to this Agreement. Upon completion of the Closing and payment of the Purchase Price by the Purchasers to Live Nation, James L. Nederlander will be released from any further liability pursuant to this provision.

21. Indemnification Provisions.

(a) From and after the Closing Date, the Purchasers and their Affiliates and each of their respective, officers, directors, employees and agents shall be indemnified and held harmless by Live Nation for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from:

(i) the breach of any representation or warranty made by Live Nation or its Affiliates in this Agreement or any of the instruments of assignment or other documents to be executed and delivered pursuant to this Agreement (the “Ancillary Agreements”); or

(ii) the breach of any covenant or agreement undertaken by Live Nation or its Affiliates in this Agreement or in any of the Ancillary Agreements; or

(iii) the legal proceeding styled 32 West Randolph Limited Partnership v. Chicago Theater Company, Inc., et al filed under Cause No. 06-CH-09718 in the Circuit Court of Cook County, Illinois involving a legal action between the CaramelCrisp LLC (“Popcorn Tenant”) and the owner of a certain property adjoining the Popcorn Tenant’s demised premises in the lobby of the Ford Center for the Performing Arts – Oriental Theater (“Ford Theater”) claiming, among other things, that (i) the Popcorn Tenant and its operations in the Ford Theater create a nuisance by the permeation of popcorn odor and (ii) there is an inadequate firewall separation between the Popcorn Tenant’s restroom and the stairwell of the adjacent owner.

(b) From and after the Closing Date, Live Nation and its Affiliates and each of their respective officers, directors, employees and agents shall be indemnified and held harmless by the Purchasers for any and all Losses arising out of or resulting from:

(i) the breach of any representation or warranty made by the Purchasers in this Agreement or the Ancillary Agreements;

(ii) the breach of any covenant or agreement undertaken by the Purchasers in this Agreement or the Ancillary Agreements; or

(iii) the possession, use, operation, management, modification, disposition or exploitation of any of the assets or operations of one or more of Palace, BIC and CTC.

(c) The obligations and liabilities of each indemnifying party pursuant to this Section 13 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(i) If any person shall notify an indemnified party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification (a “Claim”) against Live Nation or the Purchasers (the “Indemnifying Party”) under this Section 13, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses the Indemnified Party may suffer resulting from the Claim and (ii) the Indemnifying Party thereafter conducts the defense of the Claim actively and diligently and in good faith.

(iii) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 13(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv) In the event any of the conditions in Section 13(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from the Claim to the extent provided in this Section 13.

22. Sponsorship Commissions. Live Nation is not releasing or selling pursuant to this Agreement or pursuant the Ancillary Agreements the right to receive from BIC (i) the 7.5% commissions due and payable to the LN Target Companies (or other designee of Live Nation) in respect of all amounts received under BIC’s LaSalle Bank sponsorship agreement or (ii) the 15% commission due and payable to the LN Target Companies (or other designee of Live Nation) in respect of all amounts received under BIC’s Walgreen sponsorship agreement (the foregoing commissions being herein collectively called the “LN Sponsorship Commissions”). Live Nation agrees and acknowledges that, other than the LN Sponsorship Commissions, neither it nor its Affiliates are entitled to any commissions, fees or other payments in respect of the sale of any sponsorships for or in connection with the business operations of BIC.

23. Books, Records and Accounts.

(a) Live Nation and the Purchasers shall, and the Purchasers will cause Palace, BIC and CTC (collectively, the “Chicago Companies”), to cooperate with one another, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with one another after the Closing Date to ensure the orderly transition of the Chicago Companies and their respective operations and to minimize any disruption to the respective businesses of Live Nation, the Purchasers, the Chicago Companies and their respective Affiliates that might result from the closing of the transactions contemplated in this Agreement.

(b) After the Closing Date, upon reasonable written notice, Live Nation and the Purchasers shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Chicago Companies as is reasonably necessary for financial reporting and legal and accounting matters, the preparation and filing of any tax returns, reports or forms, the defense of any tax audit, claim or assessment or any other corporate governance matters. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 23(b). Neither party shall be required by this Section 23(b) to take any action that would unreasonably disrupt its normal operations (or, in the case of the Purchasers, the business or operations of the Chicago Companies).

(c) In furtherance of the obligations specified in Section 23(b) hereof, the Purchasers agree that they will cause the Chicago Companies to provide to Live Nation,

(i) within thirty (30) days following the end of the calendar month in which the Closing occurs, financial statements with respect to the operations of the Chicago Companies for such month in a manner consistent with current practices and including a breakdown among the venues operated by the Chicago Companies in a manner consistent with past practices; and

(ii) on or before March 28, 2008, audited annual financial statements with respect to the operations of the Chicago Companies for calendar year 2007 in a manner consistent with the procedures and practices utilized for the 2006 audit so as to enable Live Nation to comply with its obligations to provide annual financial information pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

24. Survival. Following completion of the Closing, the provisions of Sections 5, 9, 10, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 23 shall survive and remain in full force and effect in accordance with their terms.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIVE NATION WORLDWIDE, INC., a Delaware corporation

By:	/s/ Kathy Willard
Name:	Kathy Willard
Title:	EVP and CFO

LAURENCE CHICAGO, LLC, an Illinois limited liability company

By:	/s/ James L Nederlander
Name:	James L. Nederlander
Title:	Manager

LAURENCE CHICAGO VENTURES, LLC, an Illinois limited liability company

By:	/s/ James L Nederlander
Name:	James L. Nederlander
Title:	Manager

The undersigned joins in the execution of this Agreement for the express purposes set forth in Section 20 hereof.

/s/ James L Nederlander
JAMES L. NEDERLANDER